Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. ANNOUNCES

EFFECTIVENESS OF REVERSE STOCK SPLIT

Virginia Beach, VA – March 31, 2017 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers, today announced the effectiveness of its previously disclosed one-for-eight reverse stock split. Beginning with the opening of trading on Monday, April 3, 2017, the Company’s common stock will trade on Nasdaq on a reverse split-adjusted basis under the same symbol “WHLR,” but with a new CUSIP of 963025705. As a result of the reverse stock split, the number of outstanding shares of Wheeler’s common stock was reduced from approximately 68,700,000 shares to approximately 8,587,500 shares. Concurrently, the number of shares of common stock that Wheeler has authority to issue was reduced from 150,000,000 shares to 18,750,000 shares. After the reverse stock split, approximately 10,162,500 shares of common stock will remain available for future issuances. The par value of Wheeler’s common stock will remain at $0.01 per share after the reverse stock split.

No fractional shares were issued in connection with the reverse stock split. Instead, Wheeler’s transfer agent, Computershare Trust Company, aggregated all fractional shares that otherwise would have been issued as a result of the reverse stock split and those shares were sold into the market. Shareholders who would otherwise hold a fractional share of Wheeler’s common stock will receive a cash payment from the net proceeds of the sale in lieu of such fractional share. Stockholders of record will receive information from Computershare Trust Company, regarding their stock ownership and, if applicable, cash in lieu of fractional share payments. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action in connection with the reverse stock split.

In addition, as a result of the reverse stock split, limited partnership common units (“Common Units”) in our Operating Partnership, Wheeler REIT, L.P., now represent one Common Unit for every eight Common Units. The number of outstanding Common Units was reduced from approximately 6,100,000 Common Units to approximately 762,500 units. No fractional units were issued in connection with the reverse stock split. Instead, each unitholder holding fractional Common Units will receive cash in lieu of such fractional Common Units. Unitholders of record will receive information from Computershare Trust Company, the Company’s transfer agent, regarding their unit ownership and, if applicable, cash in lieu of fractional Common Unit payments.

The reverse stock split resulted in adjustments to certain of the Company’s outstanding securities, including its publically traded warrants, Series B Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock (collectively the “Publically Traded Securities”). The key adjustments effected for the Publically Traded Securities affected by the reverse stock split are summarized below.

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Warrants Expiring April 29, 2019 (CUSIP No.: 963025119 (NASDAQ: WHLRW)

Each of the warrants to purchase one (1) share of Company’s common stock (the “Common Stock Warrants”) was automatically adjusted such that the number of shares of common stock issuable upon exercise of a Common Stock Warrant became equal to 0.125 shares of common stock. In addition, the exercise price to purchase one (1) share of common stock proportionately increased to $44.00 per share of common stock from $5.50 per share of common stock.

Series B Convertible Preferred Stock (CUSIP No.: 963025309) (NASDAQ: WHLRP)

Before the effectiveness of the reverse stock split one share of the Company’s Series B Convertible Preferred Stock, without par value (the “Series B Stock”) converted into five shares of common stock at a conversion price $5.00 per share of common stock. Accordingly, upon the effectiveness of the reverse stock split, the conversion price of the Series B Stock will proportionally increase to $40.00 per share of common stock and one (1) share of Series B Stock will be convertible into .625 shares of common stock.

Series D Cumulative Convertible Preferred Stock (CUSIP No.: 963025606) (NASDAQ: WHLRD)

Before the effectiveness of the reverse stock split one share of the Company’s Series D Cumulative Convertible Preferred Stock, without par value (the “Series D Stock”) converted into 11.792 shares of common stock at a conversion price $2.12 per share of common stock. Accordingly, upon the effectiveness of the reverse stock split, the conversion price of the Series D Stock will proportionally increase to $16.96 per share of common stock and one (1) share of Series D Stock will be convertible into 1.474 shares of common stock.

About Wheeler Real Estate Investment Trust, Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on acquiring and managing income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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CONTACT:

Wheeler Real Estate Investment Trust, Inc.

Wilkes Graham

Chief Financial Officer

(757) 627-9088

wilkes@whlr.us

Laura Nguyen

Director of Investor Relations

(757) 627-9088

laura@whlr.us